Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 6, 2006, accompanying the consolidated financial statements as of December 31, 2005 and for each of the two years in the period ended December 31, 2005 included in the Annual Report of Sun Hydraulics Corporation on Form 10-K for the year ended December 30, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statements of Sun Hydraulics Corporation on Forms S-8 (File No. 333-30801, effective July 3, 1997, File No. 333-83269, effective July 20, 1999, File No. 333-62816, effective June 12, 2001, File No. 333-66008 effective July 27, 2001, File No. 333-119367, effective September 29, 2004, and File No. 333-124174, effective April 19, 2005).

/s/ GRANT THORNTON LLP

Tampa, Florida
March 13, 2007